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                                                                    Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
SPSS Inc.:


We consent to the use of our report dated March 17, 2000 incorporated herein by reference relating to the consolidated balance sheets of SPSS Inc. and subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows and the related financial statement schedule for each of the years in the three-year period ended December 31, 1999, which report appears in the annual report on Form 10-K of SPSS Inc. and subsidiaries for the year ended December 31, 1999.


                                                                    /s/ KPMG LLP

Chicago, Illinois
March 12, 2001